CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	October 18, 2023
Executive Vice President
Chief Financial Officer
(563)589-1994
bmckeag@htlf.com

Heartland Financial USA, Inc. (“HTLF”)
Announces Common Stock and Series E Preferred Stock Dividends

DENVER – October 18, 2023

Common Stock Dividend
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, announced its Board of Directors approved a quarterly cash dividend on common stock of $0.30 per share. The dividend is payable on November 29, 2023, to stockholders of record at the close of business on November 14, 2023.

HTLF has increased or maintained its common stock dividend every quarter for more than 40 years.

Series E Preferred Stock Dividend
The Board of Directors also approved a dividend of $175 for Series E Preferred Stock (NASDAQ: HTLFP), which results in a dividend of $0.4375 per depositary share. The dividend is payable on January 16, 2024, to stockholders of record at the close of business on December 31, 2023.

About HTLF

Heartland Financial USA, Inc., operating under the brand name HTLF, is a Denver, Colorado-based bank holding company with assets of $20.22 billion as of June 30, 2023. HTLF’s banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management, investments and residential mortgage. Additional information is available at www.htlf.com.

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